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                                                                     Exhibit 5.1
                                                                     -----------


                              April 28, 1999


Tokheim Corporation
10501 Corporate Drive
Fort Wayne, IN  46845

          Re:  Tokheim Corporation
               Registration Statement on Form S-4

Ladies and Gentlemen:

          I am Vice President, Secretary and General Counsel of Tokheim Corporation, an Indiana corporation (the "Company"), and its direct and indirect wholly-owned subsidiaries, Envirotronic Systems, Inc., an Indiana corporation, Gasboy International, Inc., a Pennsylvania corporation, Management Solutions, Inc., a Colorado corporation, Sunbelt Hose & Petroleum Equipment, Inc., a Georgia corporation, Tokheim Services LLC, an Indiana limited liability company, Tokheim Equipment Corporation, a Delaware corporation, Tokheim Automation Corporation, a Texas corporation, Tokheim Investment Corp., a Texas corporation, and Tokheim RPS, LLC, a Delaware limited liability company (collectively, the "Subsidiary Guarantors"). In my capacity as General Counsel, I am authorized to furnish opinions on behalf of the Company and the Subsidiary Guarantors that may be required in connection with various matters, including the Company's offer to exchange (the "Exchange Offer") up to $123,000,000 aggregate principal amount of its outstanding Series A 11 3/8% Senior Subordinated Notes due 2008 (the "Outstanding Dollar Notes") and related subsidiary guarantees, for its Series B 11 3/8% Senior Subordinated Exchange Notes due 2008 (the "Dollar Exchange Notes") and related subsidiary guarantees (the "Dollar Subsidiary Guarantees"), and up to Euro 75,000,000 aggregate principal amount of its outstanding Series A 11 3/8% Senior Subordinated Notes due 2008 (the "Outstanding Euro Notes," and, together with the Outstanding Dollar Notes, the "Outstanding Notes") and related subsidiary guarantees, for its Series B 11 3/8% Senior Subordinated Exchange Notes due 2008 (the "Euro Exchange Notes," and, together with the Dollar Exchange Notes, the "Exchange Notes") and related subsidiary guarantees (the "Euro Subsidiary Guarantees" and, together with the Dollar Guarantees, the "Subsidiary Guarantees"). The Dollar Exchange Notes and Dollar Subsidiary Guarantees will be issued under a Dollar Note Indenture, dated as of January 29, 1999,
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Tokheim Corporation
April 28, 1999
Page 2

among the Company, the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee. The Euro Exchange Notes and Euro Subsidiary Guarantees will be issued under a Euro Note Indenture (together with the Dollar Note Indenture, the "Indentures"), dated as of January 29, 1999, among the Company, the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee.

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement on Form S-4 (File No. 333- ) as filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"); (ii) copies of the Indentures; (iii) the forms of the Exchange Notes and Subsidiary Guarantees and specimen certificates thereof; and (iv) such other documents, certificates and records as I have deemed necessary or appropriate as the basis for the opinions set forth herein. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and records, all as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, (i) the charter and bylaws (or similar organization documents), each as amended to date, of the Company and each Subsidiary Guarantor and (ii) certain resolutions adopted by the Board of Directors or Managers, as applicable, of the Company and the Subsidiary Guarantors.

          For purposes of my opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which I did not
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Tokheim Corporation
April 28, 1999
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independently establish or verify, I have relied upon the statements and representations of officers and other representatives of the Company and others.



          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:


          1. When (i) the Registration Statement becomes effective and the Indentures have been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indentures and delivered in exchange for the Outstanding Notes in accordance with the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indentures and enforceable against the Company in accordance with their terms, except that (a) the enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or the discretion of the court before which any proceeding therefor may be brought, and (b) the enforceability of the indemnification and contribution provisions thereof may be limited by applicable law or public policy.

          2. When (i) the Registration Statement becomes effective and the Indentures have been qualified under the TIA and (ii) the Exchange Notes have been duly executed and authenticated and the Subsidiary Guarantees endorsed thereon have been executed by the Subsidiary Guarantors in accordance with the terms of the Indentures and delivered in exchange for the Outstanding Notes in accordance with the Exchange Offer, the Subsidiary Guarantees will be valid and binding obligations of the Subsidiary Guarantors entitled to the benefits of the Indentures and enforceable against the Subsidiary Guarantors in accordance with their terms, except that (a) the enforcement thereof may be subject to (i)